                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION
                                       OF

                            SARATOGA RESOURCES, INC.

           (Under Section 242 of the Delaware General Corporation Law)

       SARATOGA RESOURCES, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

       1. The name of the corporation is SARATOGA RESOURCES, INC. (the "Corporation").

       2. The certificate of incorporation is hereby amended by striking out Article FIRST thereof and substituting in lieu thereof the following new Article
FIRST:

              "FIRST: The name of the corporation is "OPTICARE HEALTH SYSTEMS, INC." (the "Corporation")."

       3. The certificate of incorporation is hereby amended by striking out Article FOURTH thereof and substituting in lieu thereof the following new Article FOURTH:

              "FOURTH: (i) The total number of shares of stock which the Corporation shall have authority to issue is fifty-five million (55,000,000), of which stock five million (5,000,000) shares of the par value of $0.001 each, amounting in the aggregate to $5,000, shall be designated Preferred Stock (hereinafter referred to as "Preferred Stock"), and of which stock fifty million (50,000,000) shares of the par value of $0.001 each, amounting in the aggregate to $50,000, shall be designated Common Stock (hereinafter referred to as "Common Stock").

              (ii) The Preferred Stock may be issued from time to time in one or more series, each such series to have distinctive serial designations. The Board of Directors is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:

              (1) The number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

              (2) The voting powers, if any, and whether such voting powers are full or limited in such series;

              (3) The redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

              (4) Whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

              (5) The rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

              (6) The provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation, and price or prices or the rates of exchange applicable thereto;

              (7) The right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation;

              (8) The provisions, if any, of a sinking fund applicable to such series; and

              (9) Any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;

       all as shall be stated in such resolution or resolutions of the Board of Directors of the Corporation providing for the issue of such Preferred Stock (a "Preferred Stock Designation").

              (iii) Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors of the Corporation providing for the issue of any series of Preferred Stock created thereby, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors of the Corporation.

              (iv) Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise), purchased or otherwise acquired by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified or reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions adopted by the Board of Directors of the Corporation providing for the issue of any series of Preferred Stock and to any filing required by law.

              (v) Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, at any and all meetings of the stockholders of the Corporation on all propositions before such meetings. No holder of Common Stock shall have the right to cumulate such holder's votes for the election of directors, but each holder of Common Stock shall be entitled to one vote for each share held thereof in the election of each director of the Corporation.

              (vi) Except as may be provided in this Certificate of Incorporation or by the Board of Directors in a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote or consent.

              (vii) Subject to all of the rights of the Preferred Stock or any series thereof, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

              (viii)Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for such payments in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock provided, however, a Preferred Stock Designation may provide that a series of preferred Stock shall be entitled to share in the residual value of the Corporation, in addition to any preferences it shall be entitled to upon any liquidation, dissolution or winding up of the Corporation.

              (ix) At the Effective Time (as hereinafter defined) of this Certificate of Amendment, each share of common stock, par value $0.001 per share issued and outstanding immediately prior to the Effective Time ("Old Common Stock"), shall automatically be reclassified and continued (the "Reverse Split"), without any action on the part of the holder thereof, as 0.06493 of one share of common stock, par value $0.001 per share of the Corporation. The Corporation shall not issue fractional shares on account of this Reverse Split. Holders of common stock who would otherwise be entitled to a fraction of a share on account of the Reverse Split shall receive, upon surrender of the stock certificates formerly representing shares of the Old Common Stock in lieu of such fractional share, an amount in cash (the "Cash-in-Lieu Amount") equal to the product of (i) the fractional share which a holder would otherwise be entitled to, multiplied by (ii) $1.50 divided by (iii) 0.06493. No interest shall be payable on the Cash-in-Lieu Amount.

       4. The certificate of incorporation is hereby amended by adding after Article ELEVENTH thereof a new Article TWELFTH, which reads in its entirety as follows:

              "TWELFTH: (i) The Corporation shall indemnify any person who was or is a party or witness, or is threatened to be made a party or witness, to any threatened, pending or completed action, suit or proceeding by or in the right of the Corporation, whether civil, criminal, administrative or investigative (including a grand jury proceeding) by reason of the fact that he or she is or was a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent, partner or trustee (or in any similar position) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent authorized or permitted by the General Corporation Law of the State of Delaware and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, or in connection with any appeal thereof. Such right to indemnification shall include the right to payment by the Corporation of expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in advance of the final disposition of such action, suit or proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article or otherwise.

              (ii) Any indemnification or advancement of expenses required under this Article shall be made promptly, and in any event within sixty (60) days, upon the written request of the person entitled thereto. If the Corporation determines that the person is entitled to indemnification pursuant to this Article, and the Corporation fails to respond within sixty (60) days to a written request for indemnification or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within sixty (60) days, the rights to indemnification and advancement of expenses shall be enforceable by such person in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action or proceeding shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for advancement of expenses pursuant to this Article where the required undertaking has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the General Corporation Law of the State of Delaware, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel or the stockholders) to have made a determination that the claim is proper in the circumstances because the claimant has not met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor the fact that there has been an actual determination by the Corporation (including the Board of Directors, independent legal counsel or the stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The termination of any action, suit or pro ceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

              (iii) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article TWELFTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to acts or omissions to act in his or her official capacity and as to acts or omissions to act in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of the provisions of this Article TWELFTH shall not affect any obligations of the Corporation or any rights regarding indemnification and advancement of expenses of a director, officer, employee or agent with respect to any threatened, pending or completed action, suit or proceeding for which indemnification or the advancement of expenses is requested, in which the alleged cause of action accrued at any time prior to such repeal or modification.

              (iv) The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article TWELFTH, the General Corporation Law of the State of Delaware or otherwise.

              (v) If this Article TWELFTH or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer of the Corporation as to expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, a grand jury proceeding and an action, suit or proceeding by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article TWELFTH that shall not have been invalidated, by the General Corporation Law of the State of Delaware or by any other applicable law."

       5. The amendments set forth herein were duly adopted in accordance with
Section 242 of the Delaware General Corporation Law.

       IN WITNESS WHEREOF, this Certificate has been signed by the President of the Corporation on the date set forth below.

Date: August 10, 1999

                                          /s/Thomas F. Cooke
                                          -------------------------------------
                                          Thomas F. Cooke, President